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                                                                    EXHIBIT 99.1





FOR IMMEDIATE RELEASE - FEBRUARY 10, 2004


             NS GROUP REPORTS FOURTH QUARTER AND ANNUAL 2003 RESULTS

NEWPORT, KY--(BUSINESS WIRE)-- FEBRUARY 10, 2004 (NYSE: NSS) NS Group, Inc. announced today its results for the fourth quarter and year ended December 31, 2003. Net sales for the quarter were $69.0 million, a 6 percent decrease from the third quarter of 2003. The company reported an operating loss of $0.4 million for the fourth quarter compared to an operating loss of $2.0 million in the third quarter of 2003.

Net income for the fourth quarter of 2003 was $3.5 million, or $0.17 per diluted share, compared to a net loss of $2.2 million, or an $0.11 loss per diluted share, in the third quarter of 2003. Net income for the fourth quarter of 2003 included other income related to a favorable legal settlement. This item increased net income by $4.0 million, or $0.19 per diluted share.

Net sales for the year ended December 31, 2003 were $259.0 million, compared to $192.4 million in the year ended December 31, 2002. Operating loss for the year was $18.2 million, compared to an operating loss of $34.1 million for 2002. For 2003, the company reported a net loss of $17.3 million, or an $0.83 loss per diluted share, compared to a net loss of $39.9 million, or a $1.93 loss per diluted share, in 2002.

President and CEO, Rene Robichaud said, "I am pleased with the consistent progress in financial results during 2003. We have achieved four consecutive quarters of operating improvements primarily as a result of cost cutting initiatives and discretionary spending measures implemented over a year ago. Operating losses were reduced significantly in each quarter during a challenging 2003. Our employees have made great strides in improving performance and setting many corporate records for safety, productivity and efficiency. This very effective cost reduction plan remains in place as we enter the new year."

Robichaud went on to say, "We expect to continue improving our financial performance and be solidly profitable in the first quarter. There are several bullish factors that provide an optimistic outlook for 2004 and beyond. The combination of strong economic growth, high energy prices and relatively low OCTG inventories suggests that our industry will be able to generate healthy margins despite sharply rising steel costs."

                                    - more -

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The company will host a conference call and simultaneous web cast to discuss fourth quarter and year ended December 31, 2003 financial results at 10:00 A.M. ET on Wednesday, February 11, 2004. Details concerning the conference call and web cast are available on the company's web site, www.nsgrouponline.com.

NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company's tubular products are marketed primarily in the United States and certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.

THIS REPORT CONTAINS FORWARD-LOOKING INFORMATION WITH RESPECT TO THE COMPANY'S OPERATIONS AND BELIEFS. ACTUAL RESULTS MAY DIFFER FROM THESE FORWARD-LOOKING STATEMENTS DUE TO NUMEROUS FACTORS, INCLUDING THOSE DISCUSSED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. NS GROUP DOES NOT UNDERTAKE ANY OBLIGATIONS TO UPDATE OR REVISE ITS FORWARD-LOOKING STATEMENTS.

                               ##################

CONTACT:    LINDA A. PLEIMAN
            DIRECTOR OF INVESTOR RELATIONS AND CORPORATE COMMUNICATIONS NS GROUP, INC.
            (859) 292-6814
            WWW.NSGROUPONLINE.COM



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                                 NS GROUP, INC.
                            Summarized Financial Data
(Dollars and shares in thousands, except per share and revenue per ton amounts)
                                   (Unaudited)

                                                             Three Months Ended                              Year Ended
                                              -------------------------------------------------     ----------------------------
                                              December 31,      September 30,      December 31,              December 31,
                                                 2003               2003               2002            2003               2002
                                               ---------          ---------          ---------       ---------          ---------
Net sales                                      $  69,026          $  73,577          $  41,412       $ 258,987          $ 192,408
Cost of products sold                             66,750             72,367             49,699         262,952            206,993
                                               ---------          ---------          ---------       ---------          ---------
     Gross profit (loss)                           2,276              1,210             (8,287)         (3,965)           (14,585)

Selling, general and administrative                2,638              3,233              4,126          14,154             17,509
Restructuring charges                                 77               --                2,046              77              2,046
                                               ---------          ---------          ---------       ---------          ---------
     Operating loss                                 (439)            (2,023)           (14,459)        (18,196)           (34,140)

Investment income (loss)                               5                 41               (453)           (117)               737
Interest expense                                    (316)              (280)            (1,361)         (3,391)            (8,180)
Other income, net                                  4,047                 52              1,169           4,206                795
                                               ---------          ---------          ---------       ---------          ---------
     Income (loss) before income taxes             3,297             (2,210)           (15,104)        (17,498)           (40,788)
Provision (benefit) for income taxes                (169)              --                 (858)           (169)              (858)
                                               ---------          ---------          ---------       ---------          ---------
     Net income (loss)                         $   3,466          $  (2,210)         $ (14,246)      $ (17,329)         $ (39,930)
                                               =========          =========          =========       =========          =========

Net income (loss) per common share
     Basic                                     $    0.17          $   (0.11)         $   (0.69)      $   (0.83)         $   (1.93)
                                               =========          =========          =========       =========          =========
     Diluted                                   $    0.17          $   (0.11)         $   (0.69)      $   (0.83)         $   (1.93)
                                               =========          =========          =========       =========          =========

Weighted average shares outstanding
     Basic                                        20,890             20,859             20,647          20,774             20,647
     Diluted                                      20,955             20,859             20,647          20,774             20,647

Product shipments - tons
     Energy products - welded                     60,100             73,400             37,800         254,500            196,100
     Energy products - seamless                   46,600             46,900             28,500         174,400            127,200
                                               ---------          ---------          ---------       ---------          ---------
                                                 106,700            120,300             66,300         428,900            323,300
Revenue per ton
     Energy products - welded                  $     482          $     467          $     488       $     458          $     445
     Energy products - seamless                $     860          $     837          $     807       $     816          $     826

Average rig count                                  1,109              1,088                846           1,029                830

NOTES:
 1. During the fourth quarter of 2003 and 2002, the Company recorded income of $4,019, or $0.19 per share, and $788, or $0.04 per share, respectively, from the receipt of claim settlements with electrode suppliers relating to purchases of electrodes by the Company in prior years. These settlements are recorded to Other income, net.
 2. During the fourth quarter of 2003, the Company recorded income of $567, or $0.03 per share, from the receipt of payments under the "Continued Dumping and Subsidy Offset Act of 2000". These recoveries are included in Selling, General & Administrative expense.
 3. During the fourth quarter of 2003, the Company recorded a charge of $231, or $0.01 per share, for impairment losses on certain long-lived assets. The charge is recorded to Cost of products sold.
 4. During the first quarter of 2001, the Company implemented restructuring initiatives involving certain operations of its business. During the fourth quarter of 2003, the Company recorded additional restructuring charges pertaining to these initiatives of $77. During the fourth quarter of 2002, the Company recorded additional restructuring charges of $2,046, or $0.10 per share, pertaining to these issues.
 5. During the fourth quarter and the year 2002, the Company recognized impairment losses on long-term investments of $550, or $0.03 per share, and $1,000, or $0.05 per share, respectively,
 6. Other income, net for the year 2002, includes $615, or $0.03 per share, of charges that were previously reported as extraordinary charges and have been reclassified in accordance with current accounting rules.